                                  SCHEDULE III

               6% SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES

         1. Number and Designation. The Company shall have a class of 6% Series C Convertible Redeemable Preferred Shares (the "Series C Preferred Shares"), par value U.S. $.01 per share, with such number of shares authorized as shall be set from time to time by Resolution adopted at a general meeting of the shareholders of the Company and as set forth in the Bye-Laws of the Company. Unless otherwise specified, references herein to any "Section" refer to the Section number specified in this Schedule III.

         2. Issuance. (a) The Series C Preferred Shares shall be issued, upon mandatory exchange of the 6% Convertible Preferred Equivalent Obligations due 2006 of the Company (the "CPEOs"), in whole but not in part, in an aggregate liquidation preference equal to the aggregate principal amount of the CPEOs then outstanding, on such date as may be determined by the Board of Directors (or any committee thereof) of the Company. Upon any such exchange, holders of outstanding CPEOs will be entitled to receive one Series C Preferred Share, having a liquidation preference of $50.00, for each $50.00 principal amount of CPEOs, together with a payment in cash of accrued interest due and unpaid on the CPEOs to the Mandatory Exchange Date (as defined below).

         (b) The Company may issue Series C Preferred Shares in addition to those issued pursuant to Section 2(a) and (b) above as may be determined from time to time by the Board of Directors (or any committee thereof) of the Company.


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         3. Liquidation Preference. (a) Certificate for Series C Preferred
Shares shall be issuable only in registered form without coupons and only with a liquidation preference of $50.00 per share and any integral multiple thereof. The Company hereby appoints The Bank of New York as its initial Registrar for the Series C Preferred Shares.

         4. Registration; Transfer. (a) The Series C Preferred Shares have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be resold, pledged or otherwise transferred prior to the date when they no longer constitute "restricted" shares under Rule 144(k) under the Securities Act other than (1) to the Company, (2) to "qualified institutional buyers" pursuant to and in compliance with Rule 144A under the Securities, (3) pursuant to and in compliance with Regulation S under the Securities Act, (4) to "accredited investors" as defined in Rule 501(A) under the Securities Act, (5) pursuant to an exemption from registration under the Securities Act, or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of Bermuda or any state of the United States.

         (b) Series C Preferred Shares issued upon conversion of CPEOs held by Qualified Institutional Buyers ("QIBs") in reliance on Rule 144A ("Rule 144A") under the United States Securities Act of 1933, as amended (the "Securities Act"), as provided in the Purchase Agreement for such CPEOs, shall be issued in the form of one or more permanent global Series C Preferred Shares in definitive, fully registered form without interest coupons with the Global Series C Preferred Shares Legend and the Restricted Series C Preferred Shares Legend set forth on the form of such Series C Preferred Share (each, a "Global Series C Preferred Share"), which shall be deposited on behalf of the holders of the Series C Preferred Shares represented thereby with the Registrar, at its New York office, as custodian for The Depository Trust Company, New York, New York ("DTC") or its nominees and their respective successors (the "Depositary"), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Registrar as hereinafter provided. The aggregate liquidation preference of the Global Series C Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.


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                  (c) This paragraph shall apply only to a Global Series C
Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Registrar shall, in accordance with this Section, authenticate and deliver initially one or more Global Series C Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of Cede & Co. and
(ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to a FAST Balance Certificate Agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Schedule with respect to any Global Series C Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Series C Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Series C Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series C Preferred Share. Except as provided in Section 5(b) hereof, owners of beneficial interests in Global Series C Preferred Shares will not be entitled to receive physical delivery of certificated Series C Preferred Shares.

                  (d) Purchasers of Series C Preferred Shares who are not QIBs will receive certificated Series C Preferred Shares bearing the Restricted Series C Preferred Shares Legend set forth on the form of such Series C Preferred Shares ("Restricted Series C Preferred Shares"). Restricted Series C Preferred Shares will bear a Restricted Series C Preferred Shares Legend unless removed in accordance with Section 5(b) and may not be exchanged for a Global Series C Preferred Share, or interest therein, at any time, except as set forth in paragraph (d) of this Section.

                  (e) Purchasers of Restricted Series C Preferred Shares in reliance of Regulation S under the Securities Act ("Regulation S") may exchange such Restricted Series C Preferred Shares for a beneficial interest in a Global Series C Preferred


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Share following the expiration of the "40-day restricted period" within the meaning of Regulation S by delivering (1) any such Restricted Series C Preferred Share, duly endorsed as provided herein; (2) instructions from such holder directing the Registrar to create a beneficial interest in such Global Series C Preferred Share and the authorized denomination or denominations of such beneficial interest to be created; and (3) such other certificates, legal opinions or other information as the Company may reasonably require.

         (f) After a transfer of any Series C Preferred Shares during the period of the effectiveness of a Shelf Registration Statement with respect to such Series C Preferred Shares, all requirements pertaining to legends on such Series C Preferred Share will cease to apply, the requirements requiring any such Series C Preferred Share issued to certain holders be issued in global form will cease to apply, and a certificated Series C Preferred Share without legends will be available to the holder of such Series C Preferred Shares.

         5. Paying Agent and Conversion Agent. (a) The Company shall maintain in the Borough of Manhattan, City of New York, State of New York and in a European city (i) an office or agency where Series C Preferred Shares may be presented for payment ("Paying Agent") and (ii) an office or agency where Series C Preferred Shares may be presented for conversion ("Conversion Agent"). The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term "Paying Agent" includes any additional paying agent and, with respect to payments hereunder by delivery of Common Shares, may include the Stock Transfer Agent, and the term "Conversion Agent" includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any holder. The Company shall notify the Registrar of the name and address of any Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Company or any of its Affiliates may act as Paying Agent, Registrar, co-registrar or Conversion Agent.

         Neither the Company nor the Registrar shall be required (i) to issue, authenticate or register the transfer of or exchange any Series C Preferred Share during a period beginning


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at the opening of business 15 days before the day of the mailing of a notice of redemption of Series C Preferred Shares selected for redemption under Section 10(b) hereof and ending at the close of business on the day of such mailing or
(ii) to register the transfer of or exchange any Series C Preferred Share so selected for redemption in whole or in part, except the unredeemed portion of any Series C Preferred Share being redeemed in part.

                  (b) Notwithstanding any provision to the contrary herein, so long as a Global Series C Preferred Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Series C Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 4 hereof and this Section; provided, however, that beneficial interests in a Global Series C Preferred Share may be transferred to persons who take delivery thereof in the form of a beneficial interest in the same Global Series C Preferred Share in accordance with the transfer restrictions set forth in the Restricted Series C Preferred Shares Legend and under the heading "Notice to Investors" in the Offering Memorandum.

                  (i) Except for transfers or exchanges made in accordance with any of clauses (b)(ii) through (iv) of this Section, transfers of a Global Series C Preferred Share shall be limited to transfers of such Global Series C Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor's nominee.

                  (ii) If an owner of a beneficial interest in a Global Series
                  C Preferred Share deposited with the Depositary or with the Registrar as custodian for the Depositary wishes at any time to transfer its interest in such Global Series C Preferred Share to a person who is required to take delivery thereof in the form of a Restricted Series C Preferred Share, such owner may, subject to the rules and procedures of the Depositary, cause the exchange of such interest for one or more certificates evidencing such Restricted Series C Preferred Share. Upon receipt by the Registrar, at its office in The City of New York of (1) instructions from the Depositary directing the Registrar to authenticate and deliver one or more Restricted Series C Preferred Shares of the same aggregate liquidation preference as the beneficial interest in the Global Series C Preferred Share to be


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                  exchanged, such instructions to contain the name or names of the designated transferee or transferees, the authorized denomination or denominations of the Restricted Series C Preferred Shares to be so issued and appropriate delivery instructions, (2) a certificate in the form of Exhibit A attached hereto given by the owner of such beneficial interest and stating that the person transferring such interest in such Global Series C Preferred Share reasonably believes that the person acquiring the Restricted Series C Preferred Shares for which such interest is being exchanged is an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act) and is acquiring such Restricted Series C Preferred Shares having an aggregate liquidation preference of not less than $250,000 for its own account or for one or more accounts as to which the transferee exercises sole investment discretion, (3) a certificate in the form of Exhibit B attached hereto given by the person acquiring the Restricted Series C Preferred Shares for which such interest is being exchanged, to the effect set forth therein, and (4) such other certifications, legal opinions or other information as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar will instruct the Depositary to reduce or cause to be reduced such Global Series C Preferred Share by the aggregate liquidation preference of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the person making such transfer the beneficial interest in the Global Series C Preferred Share that is being transferred, and concurrently with such reduction and debit, the Company shall execute, and the Registrar shall authenticate and deliver, one or more Restricted Series C Preferred Shares of the same aggregate liquidation preference in accordance with the instructions referred to above.

                           (iii) If a holder of a Restricted Series C Preferred
                  Share wishes at any time to transfer such Restricted Series C Preferred Share to a person who is required to take delivery thereof in the form of a Restricted Series C Preferred Share, such holder may, subject to the restrictions on transfer set forth herein and in such Restricted Series C Preferred Share, cause the exchange of such Restricted Series C Preferred Share for one or more


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                  certificates evidencing such Restricted Series C Preferred
                  Shares. Upon receipt by the Registrar, at its office in The City of New York of (1) such Restricted Series C Preferred Share, duly endorsed as provided herein, (2) instructions from such holder directing the Registrar to authenticate and deliver one or more certificates evidencing Restricted Series C Preferred Shares, such instructions to contain the name of the transferee and the authorized denomination or denominations of the Restricted Series C Preferred Shares to be so issued and appropriate delivery instructions, (3) a certificate from the holder of the Restricted Series C Preferred Share to be exchanged in the form of Exhibit A attached hereto, (4) a certificate in the form of Exhibit B attached hereto given by the person acquiring the Restricted Series C Preferred Shares for which such interest is being exchanged, to the effect set forth therein, and (5) such other certifications, legal opinions or other information as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall cancel or cause to be cancelled such Restricted Series C Preferred Share and concurrently therewith, the Company shall execute, and the Registrar shall authenticate and deliver, one or more Restricted Series C Preferred Shares of the same aggregate liquidation preference, in accordance with the instructions referred to above.

                           (iv) In the event that a Global Series C Preferred
                  Share is exchanged for Series C Preferred Shares in definitive registered form pursuant to this Section, prior to the effectiveness of a Shelf Registration Statement with respect to such Series C Preferred Shares, such Series C Preferred Shares may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (ii) and (iii) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

                           (c) Except in connection with a Shelf Registration
                  Statement contemplated by and in accordance with the terms of a Registration Rights Agreement dated November 6, 1996, relating to


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the CPEOs and the Series C Preferred Shares, between the Company and the initial purchasers of the CPEOs (the "Registration Rights Agreement"), if Series C Preferred Shares are issued upon the transfer, exchange or replacement of Series C Preferred Shares bearing the Restricted Series C Preferred Shares Legend set forth on the form of such Series C Preferred Shares, or if a request is made to remove such Restricted Series C Preferred Shares Legend on Series C Preferred Shares, the Series C Preferred Shares so issued shall bear the Restricted Series C Preferred Shares Legend, or the Restricted Series C Preferred Shares Legend shall not be removed, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or, with respect to Restricted Series C Preferred Shares, that such Series C Preferred Shares are not "restricted" within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Registrar, at the direction of the Company, shall authenticate and deliver Series C Preferred Shares that do not bear the legend.

                  (d) The Registrar shall have no responsibility for any actions taken or not taken by the Depositary.

                  (e) Each holder of a Series C Preferred Share agrees to indemnify the Company and the Registrar against any liability that may result from the transfer, exchange or assignment of such holder's Series C Preferred Share in violation of any provision of this Schedule and/or applicable U.S. Federal or State securities law; provided, however, that such indemnity shall not apply to acts of willful misconduct or gross negligence on the part of the Company or the Registrar, as the case may be.

                  (f) Payments (whether in cash or, as permitted by Sections 10(a) hereof, in Common Shares) due on the Series C Preferred Shares shall be payable at the office or agency of the Company maintained for such purpose in The City of New York and at any other office or agency maintained by the Company for such purpose. If any such payment is in cash, it shall be payable by United States dollar check drawn on, or wire transfer (provided that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of


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payment) to a United Stated dollar account maintained by the holder with, a bank located in New York City; provided, that at the option of the Company payment of dividends in cash may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series C Preferred Share Register.

         6. Dividend Rights. (a) The Company shall pay, and the holders of the Series C Preferred Shares shall be entitled to receive, dividends from the date of initial issuance of such Series C Preferred Shares at a rate of 6% per annum on the amount of the liquidation preference of the Series C Preferred Shares. Dividends will be computed on the basis of a 360-day year of twelve 30-day months and will be payable quarterly in cash in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the initial issuance date of the Series C Preferred Shares, until the liquidation preference thereof is paid or made available for payment. The Company may elect to defer dividend payments on any Dividend Payment Date.

         (b) If (i) on or prior to May 5, 1997, a shelf registration statement with respect to resales of the Series C Preferred Shares and the Common Shares issuable upon conversion thereof has not been filed with the Securities and Exchange Commission or (ii) on or prior to July 4, 1997, such shelf registration statement is not declared effective (each, a "Registration Default"), additional dividends will accrue on the Series C Preferred Shares, from and including the day following such Registration Default to but excluding the day on which such Registration Default has been cured. Additional dividends will be paid quarterly in arrears in cash, with the first quarterly payment due on the first Dividend Payment Date following the date on which such additional dividends begin to accrue, and will accrue at a rate per annum of 0.25% of the liquidation preference of this Series C Preferred Share, to and including the 90th day following such Registration Default and thereafter at a rate per annum of 0.50% until such Registration Default has been cured.

         7. Payment of Dividend; Mechanics of Payment; Dividend Rights Preserved. (a) Dividends on any Series C Preferred Share which are payable, and are punctually paid or duly provided for, on any Dividend Payment Date (February 1, May 1, August 1, and November 1 of each year) shall be paid in cash in arrears to the Person in whose name that Series C Preferred


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Share (or one or more predecessor Series C Preferred Shares) is registered at the close of business on the Regular Record Date for such dividend, provided, however, that the Company may make a Deferral Election on any Dividend Payment Date. Arrearages of deferred but unpaid dividends accruals ("Dividend Arrearages") will not themselves bear interest, but so long as any Dividend Arrearage remains outstanding, the Company will be prohibited from paying (i) dividends on its Common Shares and (ii) dividends on any other Series of Preferred Shares (other than pro rata dividends on the Series A Preferred Shares and any other series of preferred shares ranking pari passu with the Preferred Shares). In the event that the Company fails to pay the dividends due for an aggregate of six quarterly payments, the holders will have the rights and remedies described below in Section 8.

                  (b) In the event the Board of Directors makes a Deferral Election in respect of any Dividend Payment Date, the Company shall deliver to holders the Dividend Payment Notice not later than 5 Business Days prior to the Dividend Payment Date.

                  (c) Any Dividend Arrearage on any Series C Preferred Share may be paid by the Company in any lawful manner not inconsistent with the requirements of any securities exchange on which the Series C Preferred Shares may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Registrar of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Registrar.

                  (d) Subject to the foregoing provisions of this Section, each Series C Preferred Share delivered under this Schedule upon registration of transfer of or in exchange for or in lieu of any other Series C Preferred Share shall carry the rights to dividends accrued and unpaid, and to accrue, which were carried by such other Series C Preferred Share.

                  (e) Series C Preferred Shares surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Dividend Payment Date to the opening of business on such Dividend Payment Date (except Series C Preferred Shares called for redemption on a Redemption Date within such period) must be accompanied by payment in cash of an amount equal to the accrued but unpaid dividends thereon which the registered holder is to receive on such Dividend


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Payment Date in respect of the Series C Preferred Shares so surrendered;
provided, that no payment shall be owed or payable to any converting holder if the Board of Directors of the Company shall have elected to defer the dividends payment to be made on such Dividend Payment Date pursuant to paragraph (a) of this Section. No other adjustment for dividends, including for any Dividend Arrearages, is to be made upon conversion. Fractional Common Shares will not be issued upon conversion, but in lieu thereof the Company will pay a cash adjustment in the manner set forth in Section 11(c).

         (f) The Company shall make all dividend payments (including Dividend Arrearages) in respect of the Series C Preferred Shares in cash.

         8. Voting Rights. (a) Holders of Series C Preferred Shares will not be entitled to any voting rights unless the Company has not paid scheduled dividend payments for an aggregate of six quarterly payments (a "Deferral Trigger Event"). If a Deferral Trigger Event occurs while any Series C Preferred Shares are outstanding, the number of Directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then Outstanding Series C Preferred Shares, voting separately and as a class, to elect two Directors (the "Series C Preferred Shares Directors") to the Board of Directors. The voting rights set forth in the preceding sentence will continue until such time as all dividends in arrears on the Series C Preferred Shares are paid in full in cash, at which time the term of any Director elected pursuant to the provisions of the preceding sentence shall terminate. At any time after voting power to elect Directors shall have become vested and be continuing in the holders of the Series C Preferred Shares pursuant to the second preceding sentence, or if a vacancy shall exist in the offices of Directors elected by the holders of the Series C Preferred Shares, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding Series C Preferred Shares addressed to the Chairman of the Board of the Company, shall, call a special meeting of the holders of the Series C Preferred Shares for the purpose of electing the Directors which such holders are entitled to elect. At any meeting held for the purpose of electing Directors at which the holers of Series C Preferred Shares shall have the right, voting together as a separate class, to elect Directors as aforesaid, the presence in person or by proxy of the holders of at least a majority of the Outstanding Series C Preferred Shares shall be required to constitute a quorum of such Series C Preferred Shares. Any vacancy occuring in the office of a Director elected by the holders of the Series C Preferred Shares may be filled by the remaining Director elected by the holders of the Series C Preferred Shares unless and until such vacancy shall be filled by the holders of the Series C Preferred Shares. The Directors to be elected by the holders of the Series C Preferred Shares shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Series C Preferred Shares to vote as a class for Directors as herein provided, and upon such termination the Directors then in office elected by the holders of the Series C Preferred Shares shall forthwith resign.

                  (b) In addition to the voting rights set forth above, with the consent of the holders of not less than two-thirds of the Outstanding Series C Preferred Shares, by act of said holders delivered to the Company and the Registrar, the Company, when authorized by a resolution of the Board of Directors, may enter into amendment hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Schedule or of modifying in any manner the rights of the holders of Series C Preferred Shares under this Schedule; provided, however, that no such modification or amendment may, without the consent of the holders of each Outstanding Series C Preferred Share affected thereby, (i) change the Mandatory Redemption Date of any Series C Preferred Share, or the due date of any dividend on, any Series C Preferred Shares, or reduce the liquidation preference or Redemption Price thereof or the rate of dividends thereon, or change the place of payment where, or the coin or currency in which, any Series C Preferred Share or any payment thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Mandatory Redemption Date (or on or after other Redemption Dates), or adversely affect the rights to convert any Series C Preferred Share as provided in Section 11 hereof, or adversely affect the right to require the Company to redeem the Series C Preferred Shares as provided in Section 10 hereof, or modify the provisions of this Schedule with respect to the ranking of the Series C Preferred Shares in a manner adverse to the holders, or (ii) reduce the percentage of the Outstanding Series C Preferred Shares the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver (of compliance with certain provisions of this Schedule) provided for in this Schedule, or (iii) modify any of the provisions of this Section except to increase any such percentage or to provide that certain other provisions of this Schedule cannot be modified or waived without the consent of the holder of each Outstanding Series C Preferred Share affected thereby. In addition, but subject to the foregoing, the Consent of the holders of at least a majority of the Series C Preferred Shares at the time Outstanding voting together as a single class, shall be necessary for any amendment to the Bye-laws of the Company, if such amendment would have the effect of amending any provision of this Schedule in a manner that is adverse to the interests of the holders of the Series C Preferred Shares.

         (c) Neither (i) the creation, authorization or issuance of any Junior Shares or Parity Shares including additional Series C Preferred Shares, nor
(ii) the increase or decrease in the amount of authorized capital stock of any class, including Series C Preferred Shares, shall (A) require the consent of holders of Series C Preferred Shares or (B) be deemed to affect adversely the rights, preferences, privileges or voting rights of Series C Preferred Shares.

         9. Ranking. (a) The Series C Preferred Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Shares and to each other class of capital stock or series of preferred shares created hereafter by the Company, the terms of which do not expressly provide that it ranks on a parity with the Series C Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Shares of the Company, as "Junior Shares"); or (ii) on a parity with the Company's Series A Preferred Shares and each other class of capital stock or series of preferred shares created hereafter by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"). The Company may not authorize any new class of capital stock or series of preferred shares the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company without the approval of each holder of the Outstanding Series C Preferred Shares.

         (b) No cash payments of liquidation preference or dividends on the Series C Preferred Shares may be made and no Series C Preferred Shares may be redeemed, retired or purchased for cash (excepting payment for fractional shares) if the Company is then in default in the payment of any Debt Obligations or if at the time any other Event of Default under the terms of any Debt Obligations exists permitting acceleration thereof. Upon any payment or distribution of assets of the Company in the event of any insolvency, reorganization, liquidation or similar proceeding, all Debt Obligations must be repaid in full (including any dividend thereon accruing after the commencement of any proceeding) before the holders will be entitled to receive or retain any payment. Payments on the Series C Preferred Shares may not be declared due and payable prior to the Mandatory Redemption Date because of the failure to make dividend payments when due or to make payments with respect to any applicable redemption or under the terms of any Debt Obligations.

                  (c) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Shares for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and a sum in cash sufficient for such payment is set apart for such payment of the Series C Preferred Shares. If full dividends are not so paid, the Series C Preferred Shares will share dividends pro rata with any Parity Shares. No dividends may be paid or set apart for such payment on other series of Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) and no Junior Shares or Parity Shares may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full on the Series C Preferred Shares. Payments of Dividend Arrearages and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any Series C Preferred Shares are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Share or Junior Share or any warrants, rights, calls or options exercisable for or convertible into any Parity Share or Junior Share, and shall not permit any company or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Share or Junior Share or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series C Preferred Shares have been paid in full.

            (d) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Shares then Outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Shares or Junior Shares by reason of their ownership thereof, an amount equal to $50.00 per share for each outstanding Series C Preferred Share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a pro rata dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up). If upon the occurrence of such event the assets thus distributed among the holders of Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, the entire assets of the Company legally available for distribution shall be distributed ratably based upon their respective liquidation preference, among the holders of the Series C Preferred Shares pari passu with the holders of all Parity Shares. After payment of the full preferential amount (and, if applicable, an amount equal to a pro rata dividend to the holders of Outstanding Series C Preferred Shares), such holders shall not be entitled to any further participation in any distribution of assets of the Company.

         10. Optional and Mandatory Redemption. (a) The Series C Preferred Shares (i) may be redeemed at any time commencing November 5, 1999, in cash, in whole or in part, at the election of the Company (the "Optional Redemption"), at a redemption price equal to the percentage of the liquidation preference set forth below plus accrued and unpaid dividends, if any, to the date of redemption (the "Optional Redemption Date") if redeemed in the 12-month period ending on November 1st of the following years:

            Year        Redemption Price
            ----        ----------------

            2000              102%
            2001              101%

         and thereafter at a redemption price equal to 100% of the liquidation preference to be redeemed plus accrued and unpaid dividends, if any, to the Optional Redemption Date and (ii) (if not earlier redeemed or converted) shall be mandatorily redeemed by the Company on November 1, 2006 (the "Mandatory Redemption Date") at a redemption price of 100% of the liquidation preference per Share plus accrued and unpaid dividends, if any (including all Dividend Arrearages), to the Mandatory Redemption Date. The Company may make any payments in respect of the liquidation preference due on the Series C Preferred Shares on the Mandatory Redemption Date, (i) in cash, (ii) by delivery of Common Shares (in the manner described below); or (iii) through any combination of the foregoing. If the Company elects to deliver any Common Shares in payment of the liquidation preference on the Mandatory Redemption Date, the Company shall deliver, in the aggregate, the number of Common Shares equal to (I) the aggregate liquidation preference that is not paid in cash divided (II) by the Average Market Value of the Common Shares. No fractional Common Shares will be delivered to a holder, but the Company shall instead pay a cash adjustment determined as set forth in Section 11(c) hereof. Any portion of liquidation preference that is not paid through the delivery of Common Shares shall be paid in cash.

                  (b) In the event of a redemption of less than all of the Series C Preferred Shares, the Series C Preferred Shares will be chosen for redemption by the Registrar from the outstanding Series C Preferred Shares not previously called for redemption, pro rata or by lot or by such other method as the Registrar shall deem fair and appropriate. If fewer than all of the Series C Preferred Shares represented by any share certificate are so to be redeemed, (1) the Company shall issue a new certificate for the shares not redeemed and (2) if any Shares represented thereby are converted before termination of the conversion right with respect to such Shares, such converted Shares shall be deemed (so far as may be) to be the Shares selected for redemption. Series C Preferred Shares which have been converted during a selection of Series C Preferred Shares to be redeemed shall be treated by the Registrar as outstanding for the purpose of such selection but not for the purpose of the payment of the Redemption Price.

                  (c) In the event the Company elects to effect an Optional Redemption, the Company shall deliver the Redemption Notice to the holders no later than 10 Business Days before the Redemption Date. Whenever a Redemption Notice is required to be delivered to the holders, such Notice shall provide the information set forth in the definition thereof and be given by first class mail, postage prepaid to each holder of Series C Preferred Shares to be redeemed, at his address appearing in the Series C Preferred Share Register. In addition, all Redemption Notices shall identify the Series C Preferred Shares to be redeemed (including CUSIP number) and shall state:

         (1)      the Redemption Date;

         (2)      the Redemption Price;

         (3) if less than all the outstanding Series C Preferred Shares are to be redeemed, the identification (and, in the case of partial redemption, the certificate number, the total number of shares represented thereby and the number of such shares being redeemed on the Redemption Date) of the particular Series C Preferred Shares to be redeemed;

         (4) that on the Redemption Date the Redemption Price, together with (unless the Redemption Date shall be a Dividend Payment
                  Date) dividends accrued and unpaid to the Redemption Date, will become due and payable upon each such Series C Preferred Share to be redeemed and that dividends thereon will cease to accrue on and after said date;

         (5) the conversion price, the date on which the right to convert Series C Preferred Shares to be redeemed will terminate and the place or places where such Series C Preferred Shares may be surrendered for conversion; and

         (6) the place or places where such Series C Preferred Shares are to be surrendered for payment of the Redemption Price.

         The Redemption Notice shall be given by the Company or, at the Company's request, by the Registrar in the name and at the expense of the Company; provided, that if the Company so requests, it shall provide the Registrar adequate time, as reasonably determined by the Registrar, to deliver such notices in a timely fashion.

                  (d) Prior to any Redemption Date in connection with an Optional Redemption, the Company shall deposit with the Registrar or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) an amount of consideration sufficient to pay the Redemption Price of and (except if the Redemption Date shall be a Dividend Payment Date) accrued but unpaid dividends on all the Series C Preferred Shares which are to be redeemed on that date other than any Series C Preferred Shares called for redemption on that date which have been converted in Common Shares prior to the date of such deposit. If any Series C Preferred Share called for redemption is converted, any cash deposited with the Registrar or with any Paying Agent or so segregated and held in trust for the redemption of such Series C Preferred Share shall (subject to any right of the holder of such Series C Preferred Share or any predecessor Series C Preferred Share to receive accrued but unpaid dividends thereon as provided in Section 7(e)) be paid or delivered to the Company upon Company Request or, if then held by the Company, shall be discharged from such trust.

                  (e) Notice of redemption having been given as aforesaid, the Series C Preferred Shares so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued but unpaid dividends) dividends on such Series C Preferred Shares shall cease to accrue. Upon surrender of any such Series C Preferred Share for redemption in accordance with said notice, such Series C Preferred Share shall be paid, subject to Section 7(e), by the Company at the Redemption Price, together with accrued but unpaid dividends to the Redemption Date. If any Series C Preferred Share called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price thereof, exclusive of accrued but unpaid dividends, shall, until paid, bear interest from the Redemption Date at the rate borne by the Series C Preferred Shares.

                  (f) Any certificate that represents more than one Series C Preferred Share and is to be redeemed only in part shall be surrendered at any office or agency of the Company designated for that purpose (with, if the Company or the Registrar so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Registrar shall authenticate and deliver to the holder of such Series C Preferred Share without service charge, a new Series C Preferred Share certificate or certificates, representing any number of Series C Preferred Shares as requested by such holder, in aggregate amount equal to and in exchange for the number of shares not redeemed and represented by the Series C Preferred Share certificate so surrendered.

         (g) Unless the Company defaults in making a redemption payment, or the Paying Agent is prohibited from making such payment pursuant to this Schedule, dividends shall cease to accrue on the Series C Preferred Shares or portions of them called for redemption on or after the Redemption Date. If a Series C Preferred Share is redeemed subsequent to a Record Date with respect to any Dividend Payment Date specified above and on or prior to such Dividend Payment Date, then any accrued but unpaid dividends will be paid to the person in whose name such Series C Preferred Share is registered at the close of business on such Record Date.

         11. Conversion. (a) Subject to and upon compliance with the provisions of this Schedule, at the option of the holder thereof, any Series C Preferred Share may be converted at the liquidation preference thereof into fully paid and nonassessable Common Shares (calculated as to each conversion to the nearest 1/100 of a share), at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Such conversion right shall expire at the close of business on the Business Day preceding the Mandatory Redemption Date. In case a Series C Preferred Share is called for redemption, such conversion right in respect of the Series C Preferred Share so called shall expire at the close of business on the Business Day preceding the Redemption Date, unless the Company defaults in making the payment due upon redemption.

         The price at which Common Shares shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $20.00 per Common Share. The Conversion Price shall be adjusted in certain instances as provided in Section 11(d) and Section 11(e).

                  (b) In order to exercise the conversion privilege, the holder of any Series C Preferred Share to be converted shall surrender the certificate for such Share, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Share or, if fewer than all of the Series C Preferred Shares represented by a single share certificate are to be converted, the number of shares represented thereby to be converted. Except as provided in Section 7(e), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on the Series C Preferred Shares surrendered for conversion or on account of any dividends on the Common Shares issued upon conversion. In no event shall the Company be obligated to pay any converting holder any unpaid Dividend Arrearages upon conversion.

         Series C Preferred Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Shares as holders shall cease, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full Common Shares issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 11(c) hereof.

         In the case of any conversion of fewer than all the Series C Preferred Shares evidenced by a certificate, upon such conversion the Company shall execute and the Registrar shall authenticate and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted Series C Preferred Shares.

                  (c) No fractional Common Shares shall be issued upon the conversion of a Series C Preferred Share. If more than one Series C Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate Series C Preferred Shares so surrendered. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series C Preferred Share, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price (as defined in Section 11(d)(vii) per Common Share at the close of business on the Business Day prior to the day of conversion.

                           (d) the conversion price shall be adjusted from
time to time by the Company as follows:

                           (i) If the Company shall hereafter pay a dividend or
                  make a distribution to all holders of the outstanding Common Shares in Common Shares, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the Record Date (as defined in Section 11(d)(vii)) fixed for such determination and the denominator shall be the sum of such number of Shares and the total number of Shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this
                  Section 11(d)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

                           (ii) If the Company shall offer or issue rights or
                  warrants to all holders of its outstanding Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the Current Market Price (as defined in Section 11(d)(vii)) on the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the Record Date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares subject to such rights or warrants would purchase at such Current Market Price and of which the denominator shall be the number of Common Shares outstanding at the close of business on the Record Date plus the total number of additional Common Shares subject to such rights or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of shareholders entitled to purchase receive such rights or warrants. To the extent that Common Shares are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Shares at less than such Current Market Price, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received for such rights or warrants, with the value of such consideration, if other than cash, to be determined by the Board of Directors.

                           (iii) If the outstanding Common Shares shall be
                  subdivided into a greater number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the outstanding Common Shares shall be combined into a smaller number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                           (iv) If the Company shall, by dividend or otherwise,
                  distribute to all holders of its Common Shares shares of any class of capital stock of the Company (other than any dividends or distributions to which Section 11(d)(i) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants of a type referred to in Section 11(d)(ii) and dividends and distributions paid exclusively in cash and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 11(e) applies) (the foregoing hereinafter in this Section 11(d)(iv) called the "Distributed Securities"), then, in each such case, the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date (as defined in Section 11(d)(vii)) with respect to such distribution by a fraction of which the numerator shall be the Current Market Price (determined as provided in Section 11(d)(vii)) on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) on such date of the portion of the Distributed Securities so distributed applicable to one Common Share and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one Common Share is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series C Preferred Shares shall have the right to receive upon conversion of a Series C Preferred Share (or any portion thereof) the amount of Distributed Securities such holder would have received had such holder converted such Series C Preferred Share (or portion thereof) immediately prior to such Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 11(d)(iv) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price pursuant to Section 11(d)(vii) to the extent possible.

                  Rights or warrants distributed by the Company to all holders of Common Shares entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Dilution Trigger Event"): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 11(d)(iv) (and no adjustment to the Conversion Price under this Section 11(d)(iv) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment to the Conversion Price under this Section 11(d)(iv) shall be made. If any such rights or warrants, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 11(d) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

                  Notwithstanding any other provision of this Section 11(d)(iv) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any shareholder rights plan) shall be deemed not to have been distributed for purposes of this Section 11(d)(iv) if the Company makes proper provision so that each holder of Series C Preferred Shares who converts a Series C Preferred Share (or any portion thereof) after the date fixed for determination of shareholders entitled to receive such distribution shall be entitled to receive upon such conversion, in addition to the Common Shares issuable upon such conversion, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Series C Preferred Share into a Common Share.

                  For purposes of this Section 11(d)(iv) and Sections 11(d)(i) and (ii), any dividend or distribution to which this Section 11(d)(iv) is applicable that also includes Common Shares, or rights or warrants to subscribe for or purchase Common Shares to which Section 11(d)(ii) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 11(d)(ii) applies (and any Conversion Price reduction required by this Section 11(d)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Common Shares or such rights or warrants (and any further Conversion Price reduction required by Sections 11(d)(i) and 11(d)(ii) with respect to such dividend or distribution shall then be made), except that (1) the Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "Record Date fixed for such determination" and "Record Date" within the meaning of Section 11(d)(i) and as "the date fixed for the determination of shareholders entitled to receive such rights or warrants", "the Record Date fixed for the determination of the shareholders entitled to receive such rights or warrants" and "such Record Date" within the meaning of Section 11(d)(ii), and (2) any Common Shares included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of Section 11(d)(i).

                           (v) If the Company shall, by dividend or otherwise,
                  distribute to all holders of its Common Shares cash (excluding any cash that is distributed upon a merger or consolidation to which Section 11(e) applies or as part of a distribution referred to in Section 11(d)(iv)) in an aggregate amount that, combined together with (1) the aggregate amount of any other such distributions to all holders of its Common Shares made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 11(d)(v) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of consideration payable in respect of any tender offer by the Company for all or any portion of the Common Shares concluded within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to Section 11(d)(vi) has been made, exceeds 10% of the product of the Current Market Price (determined as provided in Section 11(d)(vii)) on the Record Date with respect to such distribution times the number of Common Shares outstanding on such date, then, and in each such case, immediately after the close of business on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on the Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of Common Shares outstanding on the Record Date and

                  (ii) the denominator of which shall be equal to the Current Market Price on such Record Date; provided, however, that, if the portion of the cash so distributed applicable to one Common Share is equal to or greater than the Current Market Price of the Common Shares on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series C Preferred Shares shall have the right to receive upon conversion of a Series C Preferred Share (or any portion thereof) the amount of cash such holder would have received had such holder converted such Series C Preferred Share (or portion thereof) immediately prior to such Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Any cash distribution to all holders of Common Shares as to which the Company makes the election permitted by Section 11(d)(xii) and as to which the Company has complied with the requirements of such Section shall be treated as not having been made for all purposes of this Section 11(d)(v).

                           (vi) If a tender offer made by the Company or any of
                  its subsidiaries for all or any portion of the Common Shares expires and such tender offer (as amended upon the expiration thereof) requires the payment to shareholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, combined together with (1) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), as of the expiration of such tender offer, of consideration payable in respect of any other tender offers, by the Company or any of its subsidiaries for all or any portion of the Common Shares expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this Section 11(d)(vi) has been made and (2) the aggregate amount of any distributions to all holders of the Common Shares made exclusively in cash within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 11(d)(v) has been made, exceeds 10% of the product of the Current Market Price (determined as provided in Section 11(d)(vii)) as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) times the number of Common Shares outstanding (including any tendered shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered shares) at the Expiration Time multiplied by the Current Market Price of the Common Shares on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Shares on the Trading Day next succeeding the Expiration Time, such reduction (if any) to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made. If the application of this Section 11(d)(vi) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this
                  Section 11(d)(vi).

                           (vii) For purposes of this Section 11(d), the
                  following terms shall have the meaning indicated:

                  "closing price" with respect to any securities on any day means the closing price on such day or, if no such sale takes place on such day, the average of the reported high and low prices on such day, in each case on The Nasdaq National Market or the New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such national market or exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the high and low prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated or a similar generally accepted reporting service, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors.

                  "Current Market Price" means the average of the daily closing prices per Common Share for the 10 consecutive trading days immediately prior to the date in question; provided, however, that (A) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 11(d)(i), (ii), (iii), (iv), (v), or
                  (vi) occurs during such 10 consecutive trading days, the closing price for each trading day prior to the "ex" date for such other event shall be adjusted by multiplying such closing price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (B) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 11(d)(i), (ii), (iii), (iv), (v) or (vi) occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the closing price for each trading day on and after the "ex" date for such other event shall be adjusted by multiplying such closing price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event and (C) if the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (A) or (B) of this proviso, the closing price for each trading day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 11(d)(iv) or (v), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one Common Share as of the close of business on the day before such "ex" date. For purposes of any computation under Section 11(d)(vi), the Current Market Price on any date shall be deemed to be the average of the daily closing prices per Common Share for such day and the next two succeeding trading days; provided, however, that, if the "ex" date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 11(d)(i), (ii), (iii), (iv), (v), or
                  (vi) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the closing price for each trading day on and after the "ex" date for such other event shall be adjusted by multiplying such closing price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date (I) when used with respect to any issuance or distribution, means the first date on which the Common Shares trade regular way on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such issuance or distribution, (II) when used with respect to any subdivision or combination of Common Shares, means the first date on which the Common Shares trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective and (III) when used with respect to any tender or exchange offer means the first date on which the Common Shares trade regular way on such exchange or in such market after the Expiration Time of such offer. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to this
                  Section 11(d), such adjustments shall be made to the

                  Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 11(d) and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.

                  "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                  "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

                           (viii) No adjustment in the Conversion Price shall be
                  required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 11(d)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made by the Company and shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Shares.

                           (ix) Whenever the Conversion Price is adjusted as
                  herein provided, the Company shall promptly file with the Registrar an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of Series C Preferred Shares at such holder's last address appearing on the register of holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

                           (x) In any case in which this Section 11(d) provides
                  that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any Series C Preferred Share converted after such Record Date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment.

                           (xi) For purposes of this Section 11(d), the number
                  of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares. The Company shall not pay any dividend or make any distribution on Common Shares held in the treasury of the Company.

                           (xii) In lieu of making any adjustment to the
                  Conversion Price pursuant to Section 11(d)(v), the Company may elect to reserve an amount of cash for distribution to the holders of Series C Preferred Shares upon the conversion of the Series C Preferred Shares so that any such holder converting Series C Preferred Shares will receive upon such conversion, in addition to the Common Shares and other items to which such holder is entitled, the full amount of cash which such holder would have received if such holder had, immediately prior to the Record Date for such distribution of cash, converted its Series C Preferred Shares into Common Shares, together with any interest accrued with respect to such amount, in accordance with this Section 11(d)(xii) The Company may make such election by providing an Officers' Certificate to the Registrar to such effect on or prior to the payment date for any such distribution and depositing with the Registrar on or prior to such date an amount of cash equal to the aggregate amount that the holders of Series C Preferred Shares would have received if such holders had, immediately prior to the Record Date for such distribution, converted all the Series C Preferred Shares into Common Shares. Any such funds so deposited by the Company with the Registrar shall be invested by the

                  Registrar in U.S. Government Obligations with a maturity not more than three months from the date of issuance. Upon conversion of Series C Preferred Shares by a holder thereof, such holder shall be entitled to receive, in addition to the Common Shares issuable upon conversion, an amount of cash equal to the amount such holder would have received if such holder had, immediately prior to the Record Date for such distribution, converted its Series C Preferred Shares into Common Shares, along with such holder's pro rata share of any accrued interest earned as a consequence of the investment of such funds. Promptly after making an election pursuant to this
                  Section 11(d)(xii), the Company shall give or shall cause to be given notice to all holders of Series C Preferred Shares of such election, which notice shall state the amount of cash per $50 of liquidation preference of Series C Preferred Shares such holders shall be entitled to receive (excluding interest) upon conversion of the Series C Preferred Shares as a consequence of the Company having made such election.

                           (xiii) Whenever the conversion price is adjusted as
                  provided in Section 11(d), the Company shall compute the adjusted conversion price in accordance with Section 11(d) and shall prepare a certificate signed by any Vice President or the Treasurer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based and the effective date of such adjustment, and such certificate shall forthwith be filed at each office or agency maintained for the purpose of conversion of Series C Preferred Shares.

                           (e) In case of any consolidation of the Company
with, or merger of the Company into, any other corporation, or in case of any merger of another corporation into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares of the Company), or in case of any conveyance or transfer of the properties and assets of the Company substantially as an entirety, the holder of each Series C Preferred Share then outstanding shall have the right thereafter, during the period such Series C Preferred Share shall be convertible as specified in Section 11(a), to convert such Series C Preferred Share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of shares of Common Shares of the Company into which such Series C Preferred Share might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Common Shares of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Common Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The above provisions of this Section shall similarly apply to successive consolidations, mergers, conveyances or transfers.

                           (f) In case:

                           (1) the Company shall declare a dividend (or any
                  other distribution) on its Common Shares payable otherwise than in cash out of its earned surplus; or

                           (2) the Company shall authorize the granting to all
                  holders of its Common Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                           (3) of any reclassification of the Common Shares of
                  the Company (other than a subdivision or combination of its outstanding Common Shares), or of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or the sale or transfer of all or substantially all the assets of the Company; or

                           (4) of the voluntary or involuntary dissolution,
                  liquidation or winding up of the Company;

then the Company shall cause to be filed with the Registrar and at each office or agency maintained for the purpose of conversion of Series C Preferred Shares, and shall cause to be mailed to all holders at their last addresses as they shall appear in the Series C Preferred Shares Register, at least 20 days (or 10 days in any case specified in clause (1) or (2) above) prior to the applicable date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give the notice requested by this Section or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

         (h) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares, for the purpose of effecting the conversion of Series C Preferred Shares, the full number of Common Shares then issuable upon the conversion of all outstanding Series C Preferred Shares.

         (i) The Company will pay any and all taxes that may be payable in respect of the issue or delivery of Common Shares on conversion of Series C Preferred Shares pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares in a name other than that of the holder of the Series C Preferred Share or Series C Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

         12. Consolidation, Merger, Conveyance or Transfer. (a) The Company shall not consolidate with or merge into any other company or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the Series C Preferred Shares shall have converted into or exchanged for and shall become shares of such resulting, surviving or transferee person, having in respect of such resulting, surviving or transferee person the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Preferred Shares had immediately prior to such transaction and (ii) the Company shall have delivered to the Registrar an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer complies with this Section 12 and that all conditions precedent herein provided for relating to such transaction have been complied with.

         (b) Upon any consolidation or merger or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 12(b), the successor company formed by such consolidation or into which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Schedule with the same effect as if such successor company had been named as the Company herein, and thereafter the predecessor company shall be relieved of all obligations and covenants under this Schedule and the Series C Preferred Shares.

         13. Registration Rights. Pursuant to a Registration Rights Agreement, dated November 6, 1996 (the "Closing Date"), between the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company has agreed for the benefit of the holders, that it will within 180 days after the Closing Date, file a shelf registration statement (the "Shelf Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to resales of the Series C Preferred Shares and Common Shares issuable upon conversion thereof; (ii) will use its best efforts to cause, within 240 days after the Closing Date, such Shelf Registration Statement to be declared effective by the Commission; and (iii) subject to certain exceptions, the Company will maintain such Shelf Registration Statement continuously effective under the Securities Act until such date as of which neither the Series C Preferred Shares nor the Common Shares issuable upon conversion thereof shall constitute restricted securities pursuant to Rule 144(k) under the Securities Act or all the Series C Preferred Shares and the

Common Shares issuable upon conversion thereof have been sold pursuant to such Shelf Registration Statement.

         14. SEC Reports; Reports by Company. Whether or not required by the rules and regulations of the SEC, so long as any Series C Preferred Shares are outstanding, the Company shall file with the Commission and, if requested, furnish to the holders of Series C Preferred Shares all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report thereon by the Company's certified independent accountants;

         15. Definitions. For purposes of this Schedule, the following terms shall have the meaning set forth below:

         Business Day: each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed. Closing Date:
November 6, 1996

         Common Shares: Common shares of the Company, par value $.01 per share.

         CPEOs: Convertible Preferred Equivalent Obligations due 2006 of the Company.

         Commission: the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the adoption of this Schedule such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

         Company: Loral Space & Communications Ltd.

         Company Order: a written request or order signed in the name of the Company by its Chairman of the Board, its President or a Vice President and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, provided, however, that any person duly designated by the Chairman of the Board, the President, a Vice President or any other officer of the Company may sign or execute on behalf of any or all such persons listed above.

         Debt Obligations: the principal of, premium, if any, interest and other amounts due on any indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed by the Company, for money borrowed from others (including obligations under capitalized leases, purchase money indebtedness or any trade credit), liabilities incurred in the ordinary course of business, commitment, standby and other fees due and payable to financial institutions with respect to credit facilities that may be maintained by the Company or in connection with the acquisition by the Company of any other business or entity, or in respect of letters of credit or bid, performance or surety bonds issued for the account or on the credit of the Company, and, in each case, all renewals, extensions and refundings thereof.

         Deferral Trigger Event: the Company has deferred the payment of dividends due under the Series C Preferred Shares in an aggregate equal to six quarterly dividend payments

         Dividend Arrearage: the amount of dividend payments that the Company has elected to defer pursuant to a Deferral Election that remains unpaid.

         Dividend Payment Date: the dates specified in a Series C Preferred Share as the fixed dates on which a dividend is due and payable; provided, however, that if such date shall not be a Business Day, then such date shall be the next Business Day.

         Junior Shares: all classes of Common Shares and each other class of capital stock or series of preferred shares created hereafter by the Company, the terms of which do not expressly provide that it ranks on a parity with the Series C Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company;

         Mandatory Redemption Date: November 1, 2006.

         Outstanding: when used with respect to Series C Preferred Shares means, as of the date of termination, all Series C Preferred Shares theretofore authenticated and delivered under this Schedule, except (i) Series C Preferred Shares theretofore converted into Common Shares in accordance with Section 11 hereof and Series C Preferred Shares theretofore canceled by the Registrar or delivered to the Registrar for cancellation; (ii)

Series C Preferred Shares for whose payment or redemption money in the necessary amount has been theretofore deposited with the Registrar or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Series C Preferred Shares; provided, that, if such Series C Preferred Shares are to be redeemed, notice of such redemption has been duly given pursuant to this Schedule or provision therefor satisfactory to the Registrar has been made; and (iii) Series C Preferred Shares (x) that are mutilated, destroyed, lost or stolen which the Company has decided to pay or (y) in exchange for or in lieu of which other Series C Preferred Shares have been authenticated and delivered pursuant to this Schedule, provided, however, that, in determining whether the holders of the Series C Preferred Shares have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series C Preferred Shares owned by the Company or any other obligor upon the Series C Preferred Shares or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Series C Preferred Shares which the Registrar has actual knowledge of being so owned shall be so disregarded. Series C Preferred Shares so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Registrar the pledgee's right so to act with respect to such Series C Preferred Shares and that the pledgee is not the Company or any other obligor upon the Series C Preferred Shares or any affiliate of the Company or of such other obligor.

         Parity Shares: the Series A Preferred Shares and each other class of capital stock or series of preferred shares created hereafter by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution.

         Registrar: The Bank of New York.

         Series C Preferred Shares Directors: the Directors who may be elected to the Company's Board of Directors by the holders of the Series C Preferred Shares in the case of a Deferral Trigger Event in respect of the Series C Preferred Shares.